Exhibit 2.1

AGREEMENT AND PLAN
OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of April 29, 2015, by and among:  CLS HOLDINGS USA, INC., a Nevada corporation (“Holdings”); CLS LABS, INC., a Nevada corporation (“CLS Labs”); and CLS MERGER, INC., a Nevada corporation, and a wholly owned subsidiary of Holdings (the “Merger Sub”).  Certain other capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.           Holdings, CLS Labs and the Merger Sub intend to effect a merger of the Merger Sub into CLS Labs (the “Merger”) in accordance with this Agreement and the Nevada Revised Statutes (the “NRS”). Upon consummation of the Merger, the Merger Sub will cease to exist, and CLS Labs will become a wholly owned subsidiary of Holdings.

B.           It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

C.           This Agreement has been approved by the respective boards of directors of Holdings, CLS Labs and the Merger Sub and has been adopted by Holdings, as the sole shareholder of Merger Sub, and by all of the shareholders of CLS Labs.

Agreement

The parties to this Agreement agree as follows:

Section 1.  Description of Transaction

1.1 Merger of the Merger Sub into CLS Labs.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Merger Sub shall be merged with and into CLS Labs, and the separate existence of the Merger Sub shall cease.  CLS Labs will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NRS.

1.3 Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Broad and Cassel, 1 N. Clematis Street, Suite 500, West Palm Beach, Florida 33401 at 10:00 a.m. on the date hereof.  (the “Closing Date.”)  Contemporaneously with or as promptly as practicable after the Closing,  properly executed articles of merger conforming to the requirements of the NRS shall be filed with the Secretary of State of the State of Nevada.  The Merger shall become effective on the date such articles of merger are filed with the Secretary of State of the State of Nevada or such later time as specified in such articles of merger (the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.  Unless otherwise determined by Holdings prior to the Effective Time:

(a) the Articles of Incorporation of CLS Labs shall be the Articles of Incorporation of the Surviving Corporation;

(b) the Bylaws of CLS Labs shall be the Bylaws of the Surviving Corporation; and

(c) the directors and officers of CLS Labs shall be the directors and officers of the Surviving Corporation.

1.5 Merger Consideration.  The aggregate consideration payable by Holdings for all shares of CLS Labs Common Stock (as defined in Exhibit A) shall be fifteen million shares of Holdings Common Stock (as defined in Exhibit A)  which shall be issued ratably to the CLS Labs' shareholders in accordance with their ownership of CLS Labs Common Stock.

1.6 Conversion of Shares.

(a) Subject to Sections 1.8(a) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Holdings, CLS Labs, the Merger Sub or any shareholder of the Merger Sub:

(i) each share of CLS Labs Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 50,000 shares of Holdings Common Stock;

(ii) each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation; and

(iii) each share of Holdings Common Stock owned CLS Labs immediately prior to the Effective Time shall be canceled.

(b) For purposes of this Agreement, "Share Consideration” receivable by a holder of CLS Labs Common Stock shall consist of the shares of Holdings Common Stock issuable to such holder in accordance with Section 1.6(a) upon the surrender of the certificate or certificates representing CLS Labs Common Stock held by such holder.

1.7 Closing of CLS Labs' Transfer Books.  At the Effective Time, holders of certificates representing shares of capital stock of CLS Labs that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of CLS Labs, and the stock transfer books of CLS Labs shall be closed with respect to all shares of such capital stock of CLS Labs outstanding immediately prior to the Effective Time.  No further transfer of any such shares of capital stock of CLS Labs shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any shares of capital stock of CLS Labs Sub (a “CLS Labs Stock Certificate”) is presented to the Surviving Corporation or Holdings, such CLS Labs Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

1.8 Exchange of Certificates.

(a) As soon as practicable after the Effective Time, Holdings will send to each of the registered holders of CLS Labs Stock Certificates a letter of transmittal in customary form and containing such provisions as Holdings may reasonably specify and instructions for use in effecting the surrender of CLS Labs Stock Certificates in exchange for the Share Consideration.  Upon surrender of a CLS Labs Stock Certificate to Holdings for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Holdings, Holdings shall deliver to the holder of such CLS Labs Stock Certificate a certificate representing the number of shares of Holdings Common Stock that such holder has the right to receive pursuant to Section 1.6. All CLS Labs Stock Certificates so surrendered shall be canceled.  Until surrendered as contemplated by this Section 1.8, each CLS Labs Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Share Consideration in accordance with this Agreement.  If any CLS Labs Stock Certificate shall have been lost, stolen or destroyed, Holdings may, in its discretion and as a condition precedent to the issuance of any certificate representing Holdings Common Stock or the payment of cash in lieu of fractional shares, require the owner of such lost, stolen or destroyed CLS Labs Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Holdings may reasonably direct) as indemnity against any claim that may be made against Holdings or the Surviving Corporation with respect to such CLS Labs Stock Certificate.

(b) No dividends or other distributions declared or made with respect to Holdings Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered CLS Labs Stock Certificate with respect to the shares of Holdings Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such CLS Labs Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

(c) Holdings and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of CLS Labs pursuant to this Agreement such amounts as Holdings or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d) Neither Holdings nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of CLS Labs for any shares of Holdings Common Stock (or dividends or distributions with respect thereto), delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

1.9 Tax Consequences.  For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.10 Further Action.  If, at any time after the Effective Time, any further action is determined by Holdings to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Holdings with full right, title and possession of and to all rights and property of CLS Labs and the Merger Sub, the officers and directors of the Surviving Corporation and Holdings shall be fully authorized (in the name of CLS Labs, in the name of the Merger Sub and otherwise) to take such action.

Section 2.  Representations and Warranties of CLS Labs

CLS Labs represents and warrants, to and for the benefit of Holdings, as follows:

2.1 Due Organization; Subsidiaries; Etc.

(a) CLS Labs is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all necessary power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all CLS Labs Contracts.

(b) CLS Labs is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any state, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on CLS Labs.

(c) CLS Labs had not formed any committees of its board of directors.

(d) CLS Labs does not own any controlling interest in any Entity except for the CLS Subsidiaries.

2.2 Articles of Incorporation and Bylaws; Records. CLS Labs has delivered to Holdings accurate and complete copies of:  (1) CLS Labs' articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of CLS Labs; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of CLS Labs and the board of directors of CLS Labs.  There have been no formal meetings or other proceedings of the shareholders of the Merger Sub or the board of directors of CLS Labs that are not fully reflected in such minutes or other records.

2.3 Capitalization, Etc.

(a) The authorized capital stock of CLS Labs consists of:  (i) 75,000 shares of common stock, no par value per share, of which 300 shares have been issued and are outstanding as of the date of this Agreement.  All of the outstanding shares of CLS Labs Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable.  All outstanding shares of CLS Labs Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(b) There is no:  (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of CLS Labs; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of CLS Labs;  (iii) Contract under which CLS Labs is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of CLS Labs; or (iv) to the knowledge of CLS Labs, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of CLS Labs.

(c) CLS Labs has no Subsidiaries except for the CLS Subsidiaries.  All of the outstanding shares of capital stock or membership interests, as applicable, of the CLS Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable, except to the extent set forth in the operating agreement for Cannabis Life Sciences Consulting, LLC, and all, or a majority of, the outstanding shares of the CLS Subsidiaries are owned beneficially and of record by CLS Labs, free and clear of any Encumbrances.

(d) CLS Labs has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of CLS Labs.

2.4 Authority; Binding Nature of Agreement.  CLS Labs has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by CLS Labs of this Agreement have been duly authorized by all necessary action on the part of CLS Labs and its board of directors and shareholders, and this Agreement and the Merger have been unanimously approved by the board of directors and shareholders of CLS Labs.  This Agreement constitutes the legal, valid and binding obligation of CLS Labs, enforceable against CLS Labs in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.5 Non-Contravention.  Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of CLS Labs' articles of incorporation or bylaws, or (ii) any resolution adopted by CLS Labs' shareholders or CLS Labs' board of directors;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which CLS Labs, or any of the assets owned or used by CLS Labs, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by CLS Labs or that otherwise relates to CLS Labs' business or to any of the assets owned or used by CLS Labs;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any CLS Labs Contract that is or would constitute a material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such CLS Labs Contract, (ii) accelerate the maturity or performance of any such CLS Labs Contract, or (iii) cancel, terminate or modify any such CLS Labs Contract; or

(e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by CLS Labs (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of CLS Labs).

Section 3.  Representations and Warranties of Holdings and Merger Sub

Holdings and Merger Sub represent and warrant to CLS Labs as follows:

3.1 Corporate Existence and Power.  Each of Holdings and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Holdings’s business, financial condition or results of operations.

3.2 Authority; Binding Nature of Agreement.  Holdings and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Holdings and Merger Sub of this Agreement (including the contemplated issuance of Holdings Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Holdings and Merger Sub and their respective boards of directors.  No vote of Holdings’s shareholders is needed to adopt this Agreement or approve the Merger. Holdings, in its capacity as the sole shareholder of Merger Sub, has approved and adopted this Agreement. This Agreement constitutes the legal, valid and binding obligation of Holdings and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Capitalization.  The authorized capital stock of Holdings consists of:  (i) 250,000,000 shares of common stock, $.0001 par value per share, of which 11,250,000 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 20,000,000 shares of preferred stock, $.001 par value per share, of which no shares have been issued and are outstanding as of the date of this Agreement.  Except as set forth above and in the Employment Agreements, there is no:  (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Holdings; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Holdings; or (iii) Contract under which Holdings is or may become obligated to sell or otherwise issue any shares of capital stock or any other securities of Holdings.

3.4 Subsidiaries.  Other than Merger Sub, Holdings does not have any Subsidiaries.

3.5 Valid Issuance.  Subject to Section 1.6(c), the shares of Holdings Common Stock to be issued pursuant to Section 1.6(a) will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

Section 4.  Additional Covenants of the Parties

4.1 Employment Agreements.  Prior to the Closing, Holdings shall execute, and CLS Labs shall use its best efforts to cause each of Jeffrey I. Binder and Michael Abrams to execute and deliver to Holdings, the Addenda to their respective Employment Agreements, which are attached hereto as Exhibits B and C, whereby they each agree to perform certain services for Holdings and its Subsidiaries.  In connection therewith, Holdings shall authorize the issuance of Holdings Common Stock contemplated by the Addendum to the Employment Agreement with Mr. Abrams.

4.2 Holdings Stock Options and Holdings Common Stock.  In connection with entering into the Addenda to the Employment Agreements referenced in Section 4.1, Holdings shall issue 250,000 shares of restricted Holdings Common Stock to Mr. Abrams, in lieu of CLS's Labs obligation to issue CLS Common Stock to Mr. Abrams pursuant to his Employment Agreement, and Holdings shall agree to issue stock options to purchase Holdings Common Stock to each of Mr. Binder and Mr. Abrams as set forth in the Addenda in lieu of CLS Labs' obligations to issue grant such stock options with respect to CLS Common Stock.

4.3 Investment Letters.  Each of the CLS Labs shareholders as of immediately prior to the Effective Time shall execute and deliver to Holdings an Investment Letter in the form of Exhibit D.

Section 5.  Survival

The representations and warranties made by each of Holdings, CLS Labs and Merger Sub survive the Closing.

Section 6.  Miscellaneous Provisions

6.1 Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

6.2 Fees and Expenses.  Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

6.3 Attorneys’ Fees.  If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

6.4 Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Holdings:

CLS Holdings USA, Inc.
11767 S. Dixie Highway, Suite 115
Miami, FL 33156
Attn:  Jeffrey I. Binder
Fax:  (305) 238-6248

with a copy to:

Broad and Cassel
1 N. Clematis Street,  Suite 500
West Palm Beach, FL  33401
Attn: Kathleen L. Deutsch, P.A.
Fax: (561) 655-1109

if to CLS Labs:

CLS Labs, Inc.
11767 S. Dixie Highway, Suite 115
Miami, FL  33156
Attn: Jeffrey I. Binder
Fax: (305) 238-6248

With a copy to:

Broad and Cassel
1 N. Clematis Street,  Suite 500
West Palm Beach, FL  33401
Attn: Kathleen L. Deutsch, P.A.
Fax: (561) 655-1109

6.5 Time of the Essence.  Time is of the essence of this Agreement.

6.6 Headings.  The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.7 Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

6.8 Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Florida (without giving effect to principles of conflicts of laws).

6.9 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any).  None of the parties may assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person.

6.10 Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

6.11 Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.12 Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

6.13 Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

6.14 Parties in Interest.  Except for the provisions of Sections 1.5, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective permitted successors and assigns (if any).

6.15 Entire Agreement.  This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

6.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

CLS Holdings USA, Inc.,
a Nevada corporation.

By: /s/ Jeffrey I. Binder
Title: Chairman, President and CEO

CLS Labs, Inc.,
a Nevada corporation.

By: /s/ Jeffrey I. Binder
Title: Chairman, President and CEO

CLS Merger, Inc.,
a Nevada corporation.

By: /s/ Jeffrey I. Binder
Title: President and Treasurer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Agreement.  “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Merger Sub Disclosure Schedule), as it may be amended from time to time.

CLS Labs Common Stock.  “CLS Labs Common Stock” shall mean the common stock of CLS Labs, Inc., no par value per share.

CLS Labs Contract.  “CLS Labs Contract” shall mean any Contract:  (a) to which CLS Labs is a party; (b) by which CLS Labs or any of its assets is or may become bound or under which CLS Labs has, or may become subject to, any obligation; or (c) under which CLS Labs has or may acquire any right or interest.

CLS Subsidiaries.  "CLS Subsidiaries" shall mean CLS Labs Colorado Inc., a Florida corporation, which is a wholly owned subsidiary of CLS Labs; and Cannabis Life Sciences Consulting, LLC, a Florida limited liability company, 51% of the membership interests of which are owned by CLS Labs .

Contract.  “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Employment Agreement.   "Employment Agreement" means the employment agreements between CLS Labs and each of Jeffrey I. Binder and Michael Abrams.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Governmental Authorization.  “Governmental Authorization” shall mean any:  (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Material Adverse Effect.  A violation or other matter will be deemed to have a “Material Adverse Effect” on CLS Labs if such violation or other matter) has had or could have a material adverse effect on CLS Labs' business, condition, prospects, assets, liabilities, operations, financial performance, or customer relationships.

Holdings Common Stock.  “Holdings Common Stock” shall mean the common stock of CLS Holdings USA, Inc., $.0001 par value per share.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Subsidiary.  Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Surviving Corporation.  "Surviving Corporation" shall mean CLS Labs, Inc.

EXHIBIT B

Addendum to Employment Agreement – Binder

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (the “Addendum”) is made and entered into effective as of this 28th day of April, 2015 (the “Effective Date”), by and among CLS Labs, Inc. (“CLS Labs”), Jeffrey I. Binder (the “Executive”), and CLS Holdings USA, Inc. (“CLS Holdings”).

RECITALS

WHEREAS, CLS Labs and the Executive entered into that certain Employment Agreement, dated October 1, 2014 (the “Employment Agreement”), pursuant to which CLS Labs employed the Executive to serve as its President and Chief Executive Officer for a term of five years; and

WHEREAS, CLS Labs and CLS Holdings, among others, plan to enter into that certain Agreement and Plan of Merger, a copy of which is attached hereto, whereby a wholly owned subsidiary of CLS Holdings will merge with and into CLS Labs (the “Merger”), with CLS Labs surviving and becoming a wholly owned subsidiary of CLS Holdings; and

WHEREAS, in anticipation of the Merger, the parties have determined that the Employment Agreement must be amended to properly reflect their intentions regarding the duties, responsibilities and compensation of the Executive.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.           Recitals.  The above recitals are true and correct and are incorporated herein and made a part hereof by this reference.

2.           Duties and Responsibilities.  Executive agrees that in addition to his duties, responsibilities and obligations to CLS Labs under Section 2 of the Employment Agreement, upon consummation of the Merger, he shall serve CLS Holdings and/or its subsidiaries in such capacity as may be requested by the Board of Directors of CLS Holdings from time to time in its discretion during the term of the Employment Agreement.

3.           Stock Options.  In exchange for Executive’s agreement to serve CLS Holdings and its subsidiaries in such capacity as the Board of Directors of CLS Holdings may request, CLS Holdings agrees to grant to the Executive an annual option to purchase shares of common stock pursuant to Section 3(h) of the Employment Agreement. As such, following the Merger, options to purchase shares of CLS Holdings’ common stock shall be granted to Executive in lieu of options to purchase shares of CLS Labs’ common stock.  All other terms, restrictions and procedures set forth in Section 3(h) shall remain in effect.

4.           Ratification of Employment Agreement.  Except as modified by this Addendum, the Employment Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties or their duly authorized representatives have signed this Addendum as of the Effective Date.

CLS LABS, INC. By /s/ Blanca Barker Name: Blanca Barker Title: Secretary CLS HOLDINGS USA, INC. By: /s/ Jeffrey I. Binder Name: Jeffrey I. Binder Title: Chairman, President and CEO	EXECUTIVE /s/ Jeffrey I. Binder Jeffrey I. Binder

EXHIBIT C

Addendum to Employment Agreement – Abrams

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (the “Addendum”) is made and entered into effective as of this 28th day of April, 2015 (the “Effective Date”), by and among CLS Labs, Inc. (“CLS Labs”), Michael Abrams (the “Executive”), and CLS Holdings USA, Inc. (“CLS Holdings”).

RECITALS

WHEREAS, CLS Labs and the Executive entered into that certain Employment Agreement, dated October 1, 2014 (the “Employment Agreement”), pursuant to which CLS Labs employed the Executive to serve as its Chief Operating Officer for a term of five years; and

WHEREAS, CLS Labs and CLS Holdings, among others, plan to enter into that certain Agreement and Plan of Merger, a draft of which is attached hereto, whereby a wholly owned subsidiary of CLS Holdings will merge with and into CLS Labs (the “Merger”), with CLS Labs surviving and becoming a wholly owned subsidiary of CLS Holdings; and

WHEREAS, in anticipation of the Merger, the parties have determined that the Employment Agreement must be amended to properly reflect their intentions regarding the duties, responsibilities and compensation of the Executive.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.           Recitals.  The above recitals are true and correct and are incorporated herein and made a part hereof by this reference.

2.           Duties and Responsibilities.  Executive agrees that in addition to his duties, responsibilities and obligations to CLS Labs under Section 2 of the Employment Agreement, upon consummation of the Merger, he shall serve CLS Holdings and/or its subsidiaries in such capacity as may be requested by the Board of Directors of CLS Holdings from time to time in its discretion during the term of the Employment Agreement.

3.           Stock Options.  In exchange for Executive’s agreement to serve CLS Holdings and its subsidiaries in such capacity as the Board of Directors of CLS Holdings may request, CLS Holdings agrees to grant to the Executive an annual option to purchase shares of common stock pursuant to Section 3(h) of the Employment Agreement. All other terms, restrictions and procedures set forth in Section 3(h) shall remain in effect, with options to purchase shares of CLS Holdings’ common stock being granted to Executive in lieu of options to purchase shares of CLS Labs’ common stock under Section 3(h) of the Employment Agreement.

4.           Restricted Stock Signing Bonus.  In exchange for Executive’s agreement to serve CLS Holdings and its subsidiaries in such capacity as the Board of Directors of CLS Holdings may request, CLS Holdings agrees to issue to Executive, upon the consummation of the Merger, 250,000 shares of restricted common stock of CLS Holdings in lieu of all obligations of CLS Labs to issue restricted stock to the Executive pursuant to Section 3(i) of the Employment Agreement. The grant of such restricted shares shall be evidenced by a restricted stock grant agreement that contains the terms set forth in Section 3(i) of the Employment Agreement and other provisions generally applicable to CLS Holdings' restricted stock.

5.           Ratification of Employment Agreement.  Except as modified by this Addendum, the Employment Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties or their duly authorized representatives have signed this Addendum as of the Effective Date.

CLS LABS, INC.

By: /s/ Jeffrey I. Binder
Name: Jeffrey I. Binder
Title: Chairman, President and CEO

CLS HOLDINGS USA, INC.

By: /s/ Jeffrey I. Binder
Name: Jeffrey I. Binder
Title: Chairman, President and CEO

EXECUTIVE /s/ Michael Abrams Michael Abrams

EXHIBIT D

Form of Investment Letter

INVESTMENT LETTER

TO:         CLS Holdings USA, Inc.
Attn:       Jeffrey I. Binder
Chairman, President and Chief Executive Officer

In connection with the issuance of Five Million (5,000,000) shares of the common stock (the “Shares”) of CLS Holdings USA, Inc., a Nevada corporation (the “Corporation”), to _________________________ (the “Subscriber”) pursuant to that certain Agreement and Plan of Merger dated _____________ __, 2015, by and between the Corporation, CLS Labs, Inc. and CLS Merger, Inc., the Subscriber acknowledges, represents, warrants, covenants and agrees as follows:

1.           The Subscriber represents that:

(a)           The Subscriber is acquiring the Shares for his own account, for investment and not with a view to, or for resale in connection with, the distribution thereof and that he has no present intention of distributing the Shares;

(b)           The Subscriber possesses such knowledge and experience in financial and business matters pertaining to the type of business conducted by the Corporation and otherwise, that he is capable of evaluating the merits and risks of an investment in the Shares;

(c)           The Subscriber is fully familiar with the Corporation and its business, operations, condition (financial and other), assets, liabilities and prospects and has had access to any and all material information it deems necessary or appropriate to enable the Subscriber to make an investment decision in connection with the purchase of the Shares; and

(d)           The Subscriber’s financial situation is such that he can afford to bear the economic risk of holding the Shares for an indefinite period of time and can afford to suffer a complete loss of his investment in the Shares.

2.           The Subscriber understands and acknowledges that:

(a)           The Shares have not been registered pursuant to the Securities Act of 1933, as amended (the “Act”), or any state securities laws, that the Subscriber may not transfer, resell or otherwise dispose of the Shares except pursuant to a registration statement in compliance with the Act and any applicable state securities laws, unless exemptions from the registration requirements of the Act and any applicable state securities laws are available that the Subscriber must, therefore, bear the economic risks of an investment in the Shares for an indefinite period of time;

(b)           The Corporation is under no obligation to register the Shares pursuant to the Act or any state securities laws or to comply with or make available any exemption from the registration requirements thereof;

(c)           Any certificates representing the Shares will contain a legend to the effect that the Shares cannot be transferred, resold or otherwise disposed of except in compliance with the Act and any applicable state securities laws;

(d)           A “stop-transfer” order will be issued with respect to the Shares to effectuate the foregoing restrictions of the Shares and the Corporation shall have no obligation to effect any purported transfer of the Shares except upon demonstration of compliance with the foregoing restrictions; and

(e)           The Subscriber has had the opportunity to ask questions of the Corporation and its representatives and receive answers from the Corporation and its representatives concerning the Corporation and the Subscriber’s investment in the Shares and to obtain additional information possessed by the Corporation, or obtainable without unreasonable effort or expense, that is necessary to verify the accuracy of the information furnished to the Subscriber.

3.           The Subscriber covenants and agrees that he will not sell, pledge, encumber, hypothecate, assign, transfer or otherwise dispose of the Shares or any interest therein, or make any offer to attempt to do any of the foregoing, except (a) pursuant to a registration statement in compliance with the Act and all applicable state securities laws, or in a transaction which, in the opinion of counsel for the Corporation, is exempt from the registration requirements thereof; and (b) in accordance with the terms and conditions set forth in the bylaws of the Corporation.

The Subscriber understands and acknowledges that the Corporation will rely upon the acknowledgments, representations, warranties, covenants and agreements contained herein (and any supplemental information provided to the Corporation) for the purpose of determining whether this transaction meets the requirements for an exemption from the registration requirements of the Act and applicable state securities laws.  The Subscriber hereby agrees to indemnify and hold harmless the Corporation and its officers, directors, and employees for, from and against any cost, expense, claim, liability or damage arising out of or resulting from any breach of such covenant and agreement including, without limitation, any liability of the Corporation to any third person purchasing any Shares.  Further, the Subscriber covenants and agrees that, if there should be any material change with respect to any of the representations and warranties contained herein, after the execution of this Investment Letter and prior to the issuance of the Shares to it, the Subscriber will immediately furnish the revised or corrected information to the Corporation.

EXECUTED this ____ day of ____________, 2015.

SUBSCRIBER

By:
Name: ____________________________________